Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zayo Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑199856) on Form S-8 and (No. 333-221563) on Form S-3 of Zayo Group Holdings, Inc. of our reports dated September 4, 2019, with respect to the consolidated balance sheets of Zayo Group Holdings, Inc. as of June 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10‑K of Zayo Group Holdings, Inc. Our report dated September 4, 2019, includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers effective July 1, 2018 due to the adoption of ASC Topic 606, Revenue Recognition – Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
September 4, 2019